Exhibit 10.5
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into the 1st day of February, 2007, by and between George Carlton Barker (the “Executive”) and SERVISFIRST BANK, an Alabama banking corporation with offices located at Birmingham, Alabama (“ServisFirst”).
     In consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Executive and ServisFirst as follows:
     1. Unless earlier terminated as hereinafter provided, this Agreement shall be effective as of the Effective Date and shall continue in full force and effect until January 31, 2012 (the “Initial Term”) and, upon expiration of the Initial Term, shall automatically renew for subsequent one- year terms (each, a “Renewal Term”).
     2. Position. The Executive shall serve as Executive Vice President of ServisFirst. In such capacity, the Executive shall have the responsibility to develop and retain business on behalf of ServisFirst; to achieve personal goals which shall be established annually by mutual agreement between the Executive and ServisFirst; and to perform any and all such other acts as the Executive and ServisFirst may from time to time agree. The Executive shall devote his best efforts and exercise all reasonable and necessary diligence in the performance of such duties. Executive desires to serve on the Board of Directors of ServisFirst and ServisFirst agrees that he shall be considered for board membership from time to time in ServisFirst’s discretion.
     3. Compensation.
          (a) Base Salary. Commencing February 1, 2007 (the “Hire Date”), the Executive shall receive an annual base salary of TWO HUNDRED THOUSAND and no/100 DOLLARS ($200,000.00), payable in equal installments every two weeks (“Base Salary”). The Base Salary may be subject to periodic raises throughout the term of this Agreement at such times and in such amounts as ServisFirst may in its discretion determine.
          (b) Incentive Pay. For the period beginning upon the Hire Date and ending on December 31, 2007, the Executive will have the opportunity to receive incentive-based compensation (“Incentive Pay”) of up to thirty percent (30%) of Base Salary. Thereafter, the Executive will have the opportunity to receive Incentive Pay of up to fifty percent (50%) of Base Salary. The terms pursuant to which the Executive will have the opportunity to receive Incentive Pay shall be established annually by ServisFirst. In addition, ServisFirst may award additional performance-based incentive pay to the Executive in such amounts and at such times as ServisFirst may in its sole discretion determine. The foregoing notwithstanding, however, no Incentive Pay or other bonus compensation shall be awarded except in accordance with applicable law and the regulations and, where necessary, the approval of the Alabama State Banking Department and other lawful authorities.
          (c) Additional Benefits. Commencing upon the Hire Date, the Executive shall receive a monthly automobile allowance of SEVEN HUNDRED and no/100 DOLLARS

($700.00), as well as mileage reimbursement for out-of-town and business travel, and shall be reimbursed for one of each of country, civic and dinner club dues. ServisFirst will provide the Executive with a monthly cell phone allowance of SEVENTY FIVE and no/100 DOLLARS ($75.00). ServisFirst shall provide a 401(k) match to the Executive of one hundred percent (100%) of the first four percent (4%) contribution made by the Executive to a qualified 401(k) plan, and shall pay sixty percent (60%) of the premium for the Executive’s family medical and dental insurance coverage. ServisFirst shall pay one hundred percent (100%) of a life insurance policy in the face amount of $200,000 or the equivalent of Executive’s Base Salary, whichever is greater, for the Executive and shall pay one hundred percent (100%) of a long term disability policy for the Executive upon the standard terms and conditions of such plans. The Executive shall have the right to designate the beneficiaries for these policies. The Executive shall be eligible to participate in the ServisFirst cafeteria plan upon the standard terms and conditions of such plan. Without limiting the foregoing, the Executive shall be entitled to participate in any other benefit plans and receive any other perquisites that are typically provided to employees of ServisFirst at Executive’s level.
          (d) Stock Incentive. ServisFirst and the Executive acknowledge and agree that they have entered into a Stock Incentive Agreement with a grant date of February 1, 2007. The Stock Incentive Agreement grants options to the Executive in accordance with a Vesting Schedule defined and set forth therein. ServisFirst and the Executive agree that nothing contained in the Stock Incentive Agreement creates a guarantee of employment or a contract of employment beyond the dates set forth herein, and nothing contained in the Stock Incentive Agreement alters the terms set forth herein. The Stock Incentive Agreement constitutes an agreement to vest options in the Executive only if the Executive is employed by ServisFirst on the dates set forth in the Vesting Schedule.
     4. Termination of Employment.
          (a) For Cause by ServisFirst. This Agreement and the Executive’s employment pursuant hereto may be terminated by ServisFirst for “Cause.” For purposes of this Agreement, “Cause” shall mean any of the following: (i) the Executive’s conviction in connection with a felony, (ii) the Executive’s conviction in connection with any crime, whether a felony or a misdemeanor, involving the purchase or sale of any security, mail or wire fraud, theft, embezzlement, moral turpitude or misappropriation of ServisFirst property; (iii) the Executive’s willful or gross neglect of his duties or obligations hereunder; (iv) the Executive’s willful misconduct in connection with the performance of his duties hereunder; (v) a material breach by the Executive of ServisFirst’s Code of Ethics; or (vi) the suspension or removal of the Executive by any bank or securities regulator or such regulatory agency.
          Upon the date of termination of the Executive’s employment for Cause pursuant to this Section 4(a), this Agreement and all compensation and benefits it provides shall end and be of no further force and effect. All other benefits, if any, due the Executive following the Executive’s termination for Cause shall be determined in accordance with the plans, policies and practices of ServisFirst.

          (b) Death or Disability. This Agreement, and the Executive’s employment pursuant hereto shall terminate upon the Executive’s death. Due to the unique nature of the Executive’s responsibilities and duties hereunder, ServisFirst may terminate the Executive’s employment hereunder in the event the Executive becomes physically or mentally incapacitated and is therefore unable to perform his duties for an aggregate period of one hundred twenty (120) working days in any consecutive twelve (12) month period (such incapacity hereinafter referred to as “Disability”). Any question as to the existence of the Disability of the Executive as to which the Executive and ServisFirst cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and ServisFirst. If the Executive and ServisFirst cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to ServisFirst and the Executive shall be final and conclusive for all purposes of this Agreement. The date of termination shall be the date of such determination of Disability. The cost of such determination shall be borne by ServisFirst.
          Upon the date of termination of the Executive’s employment for Disability or death, this Agreement and all compensation and benefits it provides shall end and be of no further force or effect. All other benefits, if any, due to the Executive following termination pursuant to this Section 4(b) shall be determined in accordance with the plans, policies and practices of ServisFirst; provided, however, that the Executive or his estate shall not participate in any other severance plan, policy or program of ServisFirst.
          (c) Termination by ServisFirst without Cause. The Executive’s employment may be terminated without Cause by providing notice of termination as set forth in Section 19 of this Agreement. The date of termination shall be the date that the Executive receives such notice. Upon the date of termination of the Executive’s employment by ServisFirst without Cause (i.e., the “Expiration Date”) (other than by reason of his Disability or death), the Executive shall be paid a lump sum cash payment equal to the total Base Salary that would otherwise be paid to the Executive for the remainder of the applicable Employment Term (whether the Initial Term or any Renewal Term) or twelve (12) months Base Salary, whichever is greater, and all other current cash obligations of ServisFirst to the Executive (e.g., unused vacation, any Incentive Pay and all stock options that Executive would have been eligible to receive if his employment had continued through the end of the then contract year). The cash payment described herein shall be determined based on the Base Salary paid to the Executive by ServisFirst at the time that notice of the termination without Cause is given. Upon the Executive’s termination by ServisFirst without Cause and payment of such cash payment, the Executive will no longer be entitled to any other compensation or benefits set forth in Section 3, including other perquisites provided to employees of ServisFirst. All other benefits, if any, due the Executive following termination pursuant to this Section 4(c)(i) shall be determined in accordance with the plans, policies, and practices of ServisFirst; provided, however, that the Executive shall not participate in any other severance plan, policy or program of ServisFirst. The Executive shall receive the cash payment without regard to any mitigation of losses.
          (d) Voluntary Termination by the Executive. The Executive may terminate this Agreement at any time by providing notice as set forth in Section 19 of this Agreement. The date of termination shall be the date that ServisFirst receives such notice. Upon the date of voluntary termination of the Executive’s employment with ServisFirst (i.e., the “Expiration Date”), this Agreement, and all compensation and benefits it provide, shall end and be of no further force and effect. All other benefits, if any, due the Executive following his termination pursuant to this Section 4(d) shall be determined in accordance with the plans, policies and practices of ServisFirst; provided, however, that the Executive shall not participate in any severance plan, policy or program of ServisFirst. Executive shall receive the benefit of all vested benefits including stock options.
     5. Nondisclosure of Confidential Information. The Executive agrees that, during his employment by ServisFirst and at all times thereafter, he shall hold in a fiduciary capacity for the benefit of ServisFirst, all secret or confidential (as defined under Alabama law) information, knowledge or data relating to ServisFirst or any of its subsidiaries or affiliates, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by ServisFirst, or any affiliate or subsidiary thereof, or performing any services pursuant to this Agreement after his termination of employment, and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). Except in the good faith performance of his duties for ServisFirst, the Executive shall not, without the prior written consent of ServisFirst or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than ServisFirst and those designated by it. The Executive shall at all times while employed by ServisFirst adhere to and comply with ServisFirst’s Code of Ethics and its conflicts of interest provisions. This obligation, as set forth in this paragraph, shall be binding upon the Executive and shall inure to the benefit of ServisFirst, following any termination or expiration of this Agreement.
     6. Nonsolicitation. As a material inducement to ServisFirst to enter into this Agreement and to employ the Executive, the Executive covenants and agrees (a) for a period of twenty-four (24) months following the Expiration Date of this Agreement or termination of the Executive for Cause, or (b) for a period of the lesser of twenty-four (24) months or the remainder of the stated term of this Agreement, but in no event for a period of less than twelve (12) months, following the final payment to the Executive in connection with termination of the Executive’s employment other than for Cause, the Executive shall not (a) solicit, directly or indirectly, any individual who is employed by ServisFirst or its subsidiaries or affiliates (or who was so employed within one hundred eighty (180) days prior to the Expiration Date, or the date of the last payment to the Executive) within the State of Alabama to terminate or refrain from renewing or extending such employment or to become employed by or become a consultant to any other individual or entity other than ServisFirst or its subsidiaries or affiliates, and the Executive shall not initiate discussion with any such employee for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity on behalf of the Executive’s employer, or otherwise, or (b) knowingly solicit, call upon for competitive business purposes, take away or attempt to take away any customer of ServisFirst or its subsidiaries or affiliates within the State of Alabama, whether the Executive acts for himself or as an employee or agent of any person, firm or corporation or other entity engaged in, or planning to engage in, the banking, personal or corporate trust, investment banking, lending, financing or other financial services business.

     7. Reasonableness of Restrictions. The Executive has carefully read and considered the provisions of Section 5 and Section 6 hereof and, having done so, agrees that the restrictions set forth in such paragraphs are fair and reasonable and that they are reasonably required for the protection of the interests of ServisFirst, its subsidiaries and affiliates, and their respective shareholders, officers, directors, and other employees. It is the belief of the parties hereto that the best protection that can be afforded ServisFirst, which does not in any way infringe upon the Executive’s right to engage in any unrelated business or ability to find gainful work in his field, is to provide for the restrictions described in Section 5 and Section 6. The covenants set forth in Section 5 and Section 6 are covenants for which valuable consideration has been paid, the receipt, adequacy, and sufficiency of which are acknowledged by the Executive, and have also been made by the Executive to include ServisFirst to enter into this Agreement. Each of the aforesaid covenants may be availed of or relied upon by ServisFirst, its subsidiaries or affiliates in any court of competent jurisdiction, and shall form the basis for injunctive relief and damages.
     8. Equitable Remedies. The Executive acknowledges that in accordance with this Agreement, he will perform services which directly affect the business of ServisFirst and that ServisFirst may be irreparably injured by a violation of Section 5 or Section 6 of this Agreement. The Executive agrees that in addition to any other remedies available to it for such breach or threatened breach of the covenants and agreements herein, ServisFirst may be entitled to seek a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Executive from any actual or threatened breach of Section 5 or Section 6 without the necessity of proving either actual damage or that any irreparable harm would or might result from a failure to obtain such injunctive relief. If a bond is required to be posted in order for ServisFirst to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum. The foregoing remedy shall be in addition to, and not in limitation of, any other rights or remedies to which ServisFirst is or may be entitled at law or in equity.
     9. Assistance with Claims. The Executive agrees that, consistent with the Executive’s business and personal affairs, during and after his employment by ServisFirst, he will assist ServisFirst and its subsidiaries and affiliates in the defense of any claims, or potential claims that may be made or threatened to be made against any of them in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), and will assist ServisFirst and its affiliates in the prosecution of any claims that may be made by ServisFirst or any subsidiary or affiliate in any Proceeding, to the extent that such claims may relate to the Executive’s employment or the period of Executive’s employment by ServisFirst. The Executive agrees, unless precluded by law, to promptly inform ServisFirst if the Executive is asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims. The Executive also agrees, unless precluded by law, to promptly inform ServisFirst if the Executive is asked to assist in any investigation (whether governmental or private) of ServisFirst or any subsidiary or affiliate (or their actions), regardless of whether a lawsuit has then been filed against ServisFirst or any subsidiary or affiliate with respect to such investigation. ServisFirst agrees to compensate Executive at the rate of $200 per hour for any time spent by Executive in such assistance, subsequent to Executive’s employment with ServisFirst, and to reimburse the Executive for all of the Executive’s reasonable out-of-pocket expenses associated with such assistance, including travel expenses and any attorneys’ fees deemed necessary by ServisFirst, which retains sole discretion to determine the necessity of such fees.
     10. Mutual Non-Disparagement. Each party agrees that, following the Expiration Date, neither party will make any public statements which disparage the other party. Notwithstanding the foregoing, nothing shall prohibit any person from making truthful statements when required by order of a court or other body having jurisdiction over that person.
     11. Indemnification. Without limiting any obligations of the Executive under this Agreement, ServisFirst hereby agrees to indemnify, defend and hold harmless the Executive from and against any claims (a) by the Executive’s former employer arising from or relating to the Executive’s covenants in favor of such employer or (b) by any third party made against Executive arising from the good faith performance of his duties under this Agreement; provided, however, that the Executive shall (i) promptly make ServisFirst aware of any such claims, whether threatened or pending, (ii) fully authorize ServisFirst to defend or settle such claims as ServisFirst may deem appropriate, and (iii) cooperate with ServisFirst in all aspects of defense or settlement of such claims. ServisFirst further agrees that Executive’s employment will continue throughout any such legal proceedings and that no adverse employment action, including, but not limited to termination, change in title, or change in responsibilities, duties or authority, shall be taken against Executive at any time because of or relating to any such claims except where, in the reasonable determination of ServisFirst, such claims constitute Cause (as defined in Section 4).
     12. Assignability and Binding Nature. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives (in the case of the Executive), successors and assigns. No rights or obligations of ServisFirst under this Agreement may be assigned or transferred by ServisFirst except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which ServisFirst is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of ServisFirst, provided that the assignee or transferee is the successor to all or substantially all of the assets of ServisFirst, as contained in this Agreement, either contractually or as a matter of law. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law.
     13. Change of Control. For purposes of this Section, “Change in Control” shall mean (i) the occurrence of a transaction with respect to which either a notice or application must be filed with the Federal Reserve Board under the provisions of Section 225.41 of Title 12 of the Code of Federal Regulations, or any successor thereto (concerning the acquisition of control of a bank or bank holding company), or approval must be obtained under Section 225.11 of Title 12 of the Code of Federal Regulations, or any successor thereto (concerning acquisition by a bank holding company of a bank or bank holding company), and as a result of which more than 50% of the outstanding shares of the ServisFirst, or any successor thereof, are owned or controlled by any person or entity, or group acting in concert, which, prior to such transaction, owned or controlled less than 50% of the shares of ServisFirst, (ii) individuals who were directors of ServisFirst immediately prior to a Control Transaction (as defined below) shall cease within one

(1) year of such Control Transaction to constitute a majority of the Board of Directors of ServisFirst, or (iii) ServisFirst is merged or consolidated with another corporation and ServisFirst is not the surviving corporation or survives as a subsidiary of another corporation, or ServisFirst sells or otherwise disposes of substantially all its assets. As used herein, “Control Transaction” shall mean (i) any tender offer for or acquisition of shares of ServisFirst, (ii) any merger, consolidation, or sale of substantially all the assets of ServisFirst, (iii) any contested election of directors of ServisFirst, or (iv) any combination of the foregoing which results in a change in voting power sufficient to elect a majority of the Board of Directors of ServisFirst. In the event of a Change of Control, Executive shall have one (1) year from the date of Executive’s actual knowledge of such Change of Control to exercise his Change of Control rights under this Agreement. On notification to ServisFirst of Executive’s election to exercise his Change of Control rights, Executive shall voluntarily resign on a date that is not less than thirty (30) days nor longer than ninety (90) days after such notice, unless otherwise mutually agreed by ServisFirst and Executive. On or before such date, ServisFirst shall pay Executive a lump sum payment equal to three (3) times his annual “base amount,” as defined by Sections 280G et seq. and 4999 of Title 26 of the United States Code, as the same may be amended from time to time. Additionally, except where otherwise prohibited by law, upon Executive’s resignation pursuant to this Section 13, all of the stock options issued to Executive as of the Change of Control date be deemed to vest as of the Change of Control date. The foregoing notwithstanding, if in the determination of Executive the amount of any payment pursuant to this Section 13 will result in adverse tax consequences to Executive, the amount of such payment shall be reduced to an amount which, in the determination of Executive, will not result in adverse tax consequences, and ServisFirst shall have no further liability or obligation to Executive for the amount of such reduction.
     14. Amendment. This Agreement may be amended or cancelled only by mutual agreement of the parties in writing. In the event of the Executive’s Disability so as to render him incapable of such action, his legal representative maybe substituted for purposes of such amendment.
     15. Applicable Law. The provisions of this Agreement shall be construed in accordance with the laws of the State of Alabama, without regard to the conflict of law provisions of any state.
     16. Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement and this Agreement will be construed as if such invalid and unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).
     17. Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.
     18. Compliance with Law. Notwithstanding any provision contained in this Agreement to the contrary, in the event the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, the Federal Reserve Board, the Alabama Banking Department, or any other regulatory authority, commences an appropriate proceeding, action or order challenging the payment to the Executive of any benefit hereunder, or in the event any such payment hereunder is otherwise prohibited by law, such benefit payment shall be suspended until such time as the challenge is fully and finally resolved and the applicable regulatory authority does not object to the payments or until such payments are otherwise permitted by law. In the event that any challenge to the payments required by this Agreement is initiated by a regulatory authority or other person, except where prohibited by law from doing so, ServisFirst shall notify the Executive of such challenge and shall promptly proceed in good faith to attempt to resolve such challenge in a manner that enables ServisFirst to make to the Executive all payments required hereunder.
     19. Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered mail, return receipt requested, postage prepaid, or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice):

THE EXECUTIVE:	SERVISFIRST:

George Carlton Barker	ServisFirst Bank
2518 Wildwood Drive	Attention: President
Montgomery, Alabama 36111	P.O. Box 1508
Birmingham, Alabama 35201-1508

With a copy to:	With a copy to:

Capell & Howard, P.C.	Miller, Hamilton, Snider & Odom, L.L.C.
150 S. Perry Street	505 North 20th Street, Suite 500
Montgomery, AL 36104	Birmingham, Alabama 35203

Attention: Bruce J. Downey, III	Attention: Giles G. Perkins, Esq.
Facsimile: (334) 241-8260	Facsimile: (205) 226-5226
Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt. Such notices, demands, claims and other communications shall be deemed given in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery; or in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received.

     20. Survivorship. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.
     21. Entire Agreement. Except as otherwise noted herein, this Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, if any, between the parties relating to the subject matter hereof.
     22. Interpretation. No provision of the Agreement is to be interpreted for or against any party because that party or that party’s legal representative drafted such provision.
     23. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

     IN WITNESS WHEREOF, intending to be bound by the terms hereof, the parties have caused this Agreement to be executed under seal as of the date first written above (the “Effective Date”).

THE EXECUTIVE:	SERVISFIRST BANK:

/s/ George Carlton Barker	/s/ Thomas A. Broughton, III

George Carlton Barker	By:	Thomas A. Broughton, III
	Its:	President and Chief Executive Officer

[SEAL]		[SEAL]

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